                                                             Exhibit 12


                          MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ($ in millions, except ratio)


                                                             Twelve
                                                           weeks ended
                                                          March 22, 2002
                                                          --------------

Income/(loss) before income taxes                            $ 118
Loss/(income) related to equity method investees                 5
                                                             -----
                                                               123

Add/(deduct):
    Fixed charges                                               48
    Interest capitalized                                       (13)
    Distributed income of equity method investees               --
                                                             -----

Earnings available for fixed charges                         $ 158
                                                             =====

Fixed charges:
    Interest expensed and capitalized(1)                     $  32
    Estimate of the interest within rent expense                16
                                                             -----

Total fixed charges                                          $  48
                                                             =====

Ratio of earnings to fixed charges                             3.3

(1) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.